Exhibit 99.1

GrowGeneration Signs Lease to Open 10,000 Sq. Ft. Oklahoma Cultivation Equipment and Grow Supply Operation

DENVER, CO, Aug. 28, 2018 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 18 locations, today announced it signed a lease to open a 10,000 Sq. Ft. warehouse  and product showroom to service the emerging legal cannabis cultivators in the State of Oklahoma. The Company plans to open this store for business on October 1,2018. The Oklahoma store will be the Company’s 19th store.

Oklahoma Market Overview

Oklahoma voters on June 26,2018 approved an open-market medical marijuana (“MMJ”) program: no caps on the number of business licenses, and doctors can recommend MMJ for any patient. Marijuana Business Daily projects that such an unrestricted MMJ market could generate $100 million to $150 million in annual sales several years after the launch. With Oklahoma’s passage, MMJ now is legal in 31 states and Washington DC.

Key Details in the Initiative Include:

●	Individuals or businesses could apply for licenses to commercially grow, process, and dispense MMJ. The licenses would cost $2,500 each. The state would be required to approve or deny an application within two weeks; there would be no explicit limit on the number of MMJ businesses.
●	Only Oklahoma residents would qualify as business applicants, but up to 25% of the ownership of the MMJ businesses could be from outside the state. Those ownership positions would need to be disclosed.
●	Sales of MMJ products would be taxed at 7% (on top of local and state taxes) to cover regulatory expenses.
●	Patients would need to get a physician’s signature to use marijuana, but there are no restrictions on qualifying medical conditions.
●	Licensed patients could possess up to 3 ounces of marijuana on their person; at home, they could possess 1 ounce of concentrated marijuana, 72 ounces of edibles and 8 ounces of marijuana. They also could grow up to six mature plants and six seedlings for their own consumption.

Darren Lampert, Co-Founder and CEO, said, “As part of our expansion and growth strategy, GrowGen identifies emerging markets, like Oklahoma, and sets a plan in place to be the “first mover” to offer cultivators a one-stop operation for all of their grow supply needs. The favorable laws, that include home growing and an unlimited number of commercial cultivation licenses, makes Oklahoma a great new market opportunity for us. GrowGen, with its Oklahoma operation, will be operating in 7 states, with 19 commercial and retail stores, with over 100,000 sq. ft. and servicing hundreds of licensed commercial growers. We are now forecasting a revenue run rate of approximately $42 million coming out of 2018 and $10.5 million for Q4 2018.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 19 stores, which includes 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island and 1 location in Oklahoma. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com
Facebook:GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com